Exhibit 99.1

                NEWPARK UPDATES STATUS OF INTERNAL INVESTIGATION

    METAIRIE, La., June 29 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that the Audit Committee of the Board of Directors of Newpark Resources, Inc. has completed its initial internal investigation which began on April 17, 2006. As a result of the findings of the investigation, the Company will restate its financial statements for the fiscal years ended December 31, 2001 through 2005, and for the fiscal quarters within 2004 and 2005.

    Excluding the impact of improper option granting practices on previously issued financial statements discussed below, which has not yet been completely determined, the aggregate impact of the error corrections over the restatement periods will reduce previously reported pretax income by less than $10 million, the maximum amount previously disclosed by the Company. All of the charges to be recorded as a result of the restatements are non-cash charges. A substantial portion of the charges will be attributed to the fiscal years ended December 31, 2002 and 2003, and earlier periods.

    As previously announced in the Company's press release dated
April 17, 2006, the Audit Committee of the Board of Directors had commissioned an internal investigation, with the assistance of independent counsel, regarding potential irregularities involving the processing and payment of invoices by Soloco Texas, LP, (Soloco) one of Newpark's smaller subsidiaries, and other transactions. The investigation concluded that certain transactions were not properly accounted for, resulting in the restatement. The Company analyzed all the pertinent quantitative and qualitative factors surrounding these transactions in making its determination regarding the restatement.

    During the course of the internal investigation, the Audit Committee also requested a review of the Company's past practices regarding the awarding of stock options, which was deemed an appropriate line of inquiry of the originally commissioned investigation given the recent focus by the Securities and Exchange Commission and others on stock option grant practices by publicly traded companies. This review is ongoing, but the preliminary findings of the investigation are that a portion of the stock options granted prior to June 2003 were dated on a date other than the date their issuance was approved, and the exercise price of such options was determined in advance of their approval by the appropriate board committee, all in contravention of the Company's stock option plan. For periods thereafter, all stock options granted by the Company appear to have conformed to the requirements of the plan.

    While the investigation of the improper option granting practices is not yet complete and the related financial statement impact has not been fully evaluated, preliminary estimates indicate that the reduction in pretax income for the fiscal years 2003 through 2005 is expected not to exceed $2 million in the aggregate, depending on final determination of the actual date of grant. The adjustments to pretax income related to the improper option granting practices is not expected to have any impact on total stockholders' equity.

    While the initial investigation related to matters at Soloco is now complete and the investigation of improper option granting practices is nearing completion, Newpark cannot predict with certainty when it will be able to file its amended reports or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. However, Newpark will make the necessary filings as soon as practical.

    The Company also announced that Newpark's chief executive officer, with approval from the Board of Directors, has terminated the employment of Mr. James Cole, the Company's former chief executive officer and current Chairman of Newpark Environmental Water Solutions and Mr. Matt Hardey, the Company's Chief Financial Officer. Mr. Cole and Mr. Hardey had previously been placed on administrative leave by the Board of Directors at the time of the commencement of the previously announced internal investigation commissioned by the Audit Committee. In the case of Messrs. Cole and Hardey, the Board found, based on the findings of the internal investigation, that cause existed for their termination given their responsibility for many of the actions uncovered by the investigation that have led to the Company's determination that a restatement of prior period financial statements is required.

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

    Forward-looking Statements

    This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark Resources, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

SOURCE  Newpark Resources, Inc.
    -0-                             06/29/2006
    /CONTACT: Eric M. Wingerter, V.P. and Corporate Controller of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  www.newpark.com /
    (NR)